Exhibit 3.7
STATE OF DELAWARE
CERTIFICATE OF CONVERSION
FROM A CORPORATION TO A
LIMITED LIABILITY COMPANY PURSUANT TO
SECTION 18-214 OF THE LIMITED LIABILITY ACT
1.	The jurisdiction where the Corporation first formed is Delaware.

2.	The jurisdiction immediately prior to filing this Certificate is Delaware.

3.	The date the corporation first formed is July 26, 1989.

4.	The name of the Corporation immediately prior to filing this Certificate is Fabrene Corp.

5.	The name of the Limited Liability Company as set forth in the Certificate of Formation is Fabrene, L.L.C.

6.	The effective time of this Certificate of Conversion shall be 11:55 p.m. on December 29, 2007.
        IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 21st day of December, 2007.

FABRENE CORP.
By:	/s/ Daniel L. Rikard
	Name:	Daniel L. Rikard
	Title:	Secretary